                                                                  EXHIBIT 10.3

FORM OF AMENDED AND RESTATED EMPLOYMENT AGREEMENT




                         RESTATED EMPLOYMENT AGREEMENT
                                      OF
                               WALTER A. FORBES


         This amended and restated employment agreement ("Agreement") dated as of May 27, 1997 by and between CUC International Inc., a Delaware corporation (the "Company"), and Walter A. Forbes (the "Executive").

         WHEREAS, the Executive and the Company are parties to a certain Agreement dated as of May 15, 1996 (the "Existing Agreement"); and

         WHEREAS, subject to the consummation of the transactions contemplated by the Agreement and Plan of Merger between the Company and HFS Incorporated, a Delaware corporation (the "Merger Partner") dated as of May 27, 1997 (the "Merger Agreement"), whereby the Merger Partner will be merged with and into the Company with the Company being the surviving corporation (the "Merger"), the Company and the Executive wish to make arrangements for the Executive's employment by the Company from and after the Merger;

         WHEREAS, to implement those arrangements, the Executive and the Company wish to make certain further amendments to the Existing Agreement and to restate the Agreement as so amended in its entirety herein for ease of reference, subject to and effective as of and upon the consummation of the Merger.

         NOW THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:


                                   SECTION I

                                  EMPLOYMENT


         Subject to the consummation of the Merger, the Company agrees to employ the Executive and the Executive agrees to remain employed by the Company, for the Period of Employment as provided in Section III A. below and upon the other terms and conditions provided in this Agreement.

                                  SECTION II

                         POSITION AND RESPONSIBILITIES


         In accordance with the governance plan and By-Laws of the Company adopted in connection with the Merger Agreement: during the Period of Employment (i) through December 31, 1999, the Executive shall serve the Company as Chairman of the Company's Board of Directors and Chairman of the Executive Committee of the Company; and (ii) from and after January 1, 2000, the Executive shall serve as the Company's President and Chief Executive Officer responsible for the general management of the affairs of the Company reporting only to the Board of Directors of the Company. The Executive shall serve as a member of the Board of Directors of the Company for the period for which he is and shall from time to time be elected. During the Period of Employment, the Executive also agrees to serve, if elected, as an Officer and Director of any subsidiary or affiliate of the Company.


                                  SECTION III

                               TERMS AND DUTIES


         A.       Period of Employment


         The period of the Executive's employment under this Agreement (the "Period of Employment") shall begin on the Closing Date (as defined in the Merger Agreement) and end on the fifth anniversary thereof, subject to extension or termination as provided in this Agreement. On the first anniversary of the Closing Date, and on each subsequent anniversary thereof, the Period of Employment will be automatically extended by an additional year unless prior to such anniversary, the Company shall deliver to the Executive, or the Executive shall deliver to the Company, written notice that the Period of Employment will end at the expiration of the then-existing Period of Employment, including any previous extensions, and will not be further extended except by agreement of the Company and the Executive. The Period of Employment shall continue until the expiration of all automatic or agreed extensions unless it is terminated as provided in this Agreement.




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                  B. Duties


                  During the Period of Employment and except for illness, incapacity or any reasonable vacation periods in any calendar year, the Executive shall devote all of his business time, attention and skill exclusively to the business and affairs of the Company and its subsidiaries. The Executive will not engage in any other business activity, and will perform faithfully the duties which may be assigned to him from time to time by the Board of Directors of the Company. Nothing in this Agreement shall preclude the Executive from devoting time during reasonable periods required for:

                  i. Serving, with the prior approval of the Board of Directors of the Company, as a director or member of a committee or organization involving no actual or potential conflict of interest with the Company;

                  ii. Delivering lectures and fulfilling speaking engagements;

                  iii. Engaging in charitable and community activities; and

                  iv. Investing his personal assets in such form or manner that will not violate this Agreement or require services on the part of the Executive in the operation or affairs of the companies in which those investments are made.

                  The foregoing activities will be allowed as long as they do not materially affect or interfere with the performance of the Executive's duties and obligations to the Company.


                                  SECTION IV

                                 COMPENSATION


                  The Company hereby acknowledges that the Merger will constitute a "Change of Control" for purposes of the Existing Agreement and the Company's 1996 Executive Retirement Plan, with the result that subject to the limitation set forth in Section XII B. below, upon the consummation of the Merger, (i) all stock options held by the Executive will become fully vested and any restrictions on any shares of restricted stock held by the Executive will lapse, (ii) 75% of the Executive's "Target Value" under the 1996 Executive Retirement Plan will become payable to the Executive in cash and
(iii) the Executive



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will have the right to resign his employment at any time and receive certain severance benefits. The Company shall pay the amount due under the 1996 Executive Retirement Plan upon consummation of the Merger by wire transfer of immediately available funds to one or more accounts designated by the Executive. The Company also acknowledges that, upon consummation of the Merger, grounds for a "Constructive Discharge" will have occurred under the Existing Agreement. Notwithstanding the foregoing (and without waiving the vesting and payments described in clauses (i) and (ii) above), the Executive hereby waives his right to claim Constructive Discharge under the Existing Agreement as a result of the consummation of the Merger or any event or circumstance contemplated thereby and all of his rights to receive severance benefits pursuant to the Existing Agreement in return for the rights provided in this Agreement.

         For all services rendered by the Executive in any capacity during the Period of Employment, including services as an executive officer, director or committee member of the Company or any subsidiary of the Company, the Executive shall be compensated as follows:

         A. Base Salary


         The Company shall pay the Executive a fixed base salary ("Base Salary") of not less than $1,250,000 per annum, subject to annual increases as the Board of Directors of the Company, or a committee assigned by the Board, deems appropriate in accordance with the Company's customary procedures regarding the salaries of senior officers. Annual increases in Base Salary once granted shall not be subject to revocation. Base Salary shall be payable according to the customary payroll practices of the Company but in no event less frequently than twice each month.

         B. Annual Incentive Awards


         The Executive will receive an annual bonus for each fiscal year that ends after date of the Merger Agreement and before the end of the Period of Employment equal to the lesser of (i) 0.75% of "EBITDA" (as defined herein) for such year and (ii) 100% of the Base Salary as in effect during such year (each such bonus, an "Incentive Compensation Award").

         "EBITDA" means the Company's earnings before interest, taxes, depreciation and amortization, adjusted for any extraordinary gains or losses, as reflected on the Company's Consolidated Statements of Income, and further downward adjusted by



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the cost of capital related to acquisitions or mergers completed by the
Company. For purposes of determining such cost of capital, interest at a rate of 12% per annum will be applied to the purchase price or merger consideration incurred by the Company, including all capitalized related costs, in connection with the applicable transaction.

         C. Long-Term Incentive Awards


         As of the Closing Date, the Company will grant the Executive Non-Qualified Stock Options (the "Initial Options") with respect to 4 million shares of common stock of the Company at fair market value on the grant date, vesting in three equal installments on each of the first three anniversaries of the Closing Date.

         Thereafter, subject to any approval or ratification by shareholders as required, the Company may grant the Executive Incentive Stock Options and Non-Qualified Stock Options at fair market value from time to time based on the financial and strategic results achieved each year, and at a competitive level based on the then current Base Salary of the Executive.

         D. Additional Benefits


         In addition, the Executive will be entitled to participate in all other compensation or employee benefit plans or programs and receive all benefits and perquisites for which any salaried employees are eligible under any plan or program now or later established by the Company for salaried employees. The Executive will participate to the extent permissible under the terms and provisions of such plans or programs in accordance with program provisions. These include group hospitalization, health, dental care, life or other insurance, tax qualified pension, savings, thrift and profit sharing plans, termination pay programs, sick leave plans, vacation, travel or accident insurance, disability insurance, and contingent compensation plans, including capital accumulation programs, and stock option plans which the Company may establish. Nothing in this Agreement will preclude the Company from amending or terminating any of the plans or programs applicable to salaried or senior executives as long as such amendment or termination is applicable to all salaried employees or senior executives, as the case may be.

         Specifically, the Company shall furnish the Executive, without cost to the Executive, group term and supplemental term life insurance for the benefit of the Executive's beneficiary



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in the combined amount of at least $2,500,000, coverage under the Company's group hospitalization, health and dental care insurance plans, supplemental medical reimbursement plan, coverage for expenses incurred by the Executive or his dependents who are covered under the Company's group hospitalization, health and dental insurance plans which are not covered by other Company plans and which do not exceed $10,000 per year, and long-term disability insurance for the benefit of the Executive in an amount no less than sixty percent (60%) of Base Salary. The Executive will be entitled to a minimum of four (4) weeks vacation annually.

         Without limiting the generality of the foregoing, the compensation and benefits provided pursuant to this Paragraph D. shall in no event be less favorable than those provided to the Company's Chief Executive Officer (at such times as the Executive is not serving in such capacity) or the Chairman of the Company's Board of Directors (at all other times during the Period of Employment).

         E. Perquisites


         The Company will reimburse the Executive for the cost of an annual physical examination of the Executive by a physician selected by the Executive, the results of which will be reported to the Chairman of the Compensation Committee of the Board of Directors. The Company will also furnish to the Executive (or reimburse the Executive for) personal financial, investment or tax advice in an amount not to exceed $15,000 per year.

         The Company shall pay directly (or reimburse the Executive for) $15,000 per year of dues incurred by the Executive with respect to clubs used primarily for business purposes. The Executive shall provide whatever information the Company might request to ensure that such payment (or reimbursement) is tax deductible for the Company.

         Without limiting the generality of the foregoing, the perquisites provided to the Executive shall in no event be less favorable than those provided to the Company's Chief Executive Officer (at such times as the Executive is not serving in such capacity) or the Chairman of the Company's Board of Directors (at all other times during the Period of Employment).





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         F. Life Insurance Policies


         i. The Executive owns insurance policies nos. 2913144, 3023808, and 3001153 with Guardian Life Insurance Company of America ("Guardian"), policies nos. 1046438 and 1071502 with Security Mutual Life Insurance Company of New York ("Security") and policy 2633-125 with Canada Life (the Guardian, Security and Canada Life policies are referred to herein as the "Policies"). The Policies provide a death benefit equal to the cash surrender value of the Policies. The Executive has the right to name a beneficiary for all of the death benefits, subject to the rights of the Company under the Prior Life Insurance Agreements described below in subparagraph vi. As part of the compensation paid by the Company to the Executive pursuant to this Section IV, the Company has advanced certain premium payments on the Policies.

         ii. In consideration of the services performed by the Executive pursuant to this Agreement, the Company agrees to advance annual premium payments for the Policies, in the aggregate, in the amount of approximately $540,000 or such other annual amount as may be agreed to in writing between the Company and the Executive per year (the "Required Premiums") through the calendar year in which the Executive attains age sixty-one (61), regardless of whether the Executive is employed by the Company at the time the premiums are paid; provided, however, that the Required Premiums made by the Company shall cease in the event the Executive Breaches the "Covenant Not To Compete" annexed hereto as Exhibit A and described in subparagraph iii. below.

         iii. In consideration of the Required Premiums to be advanced annually by the Company pursuant to this Section IV F., whether or not the Executive is employed by the Company pursuant to this Agreement, the Executive agrees not to compete with the Company pursuant to the terms of the "Covenant Not To Compete" annexed hereto as Exhibit A.

         iv. In further consideration of the premiums to be advanced annually by the Company, the Executive further agrees that pursuant to the terms of this Paragraph F., until the date the Executive attains age sixty (60), the Executive may not withdraw any amount (either as a Policy loan or a withdrawal of cash surrender value) from the Policies.

         v. The Policies have been transferred by the Executive to the escrow agent agreed to by the Executive and the Company (the "Escrow Agent") pursuant to the escrow agreement between the Company, the Executive and the Escrow Agent annexed



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hereto as Exhibit B (the "Escrow Agreement"). In the event the Executive violates the terms of the Covenant Not To Compete prior to the Executive attaining age sixty (60), the Executive shall forfeit any interest in the Policies, and the Escrow Agent shall transfer the Policies to the Company, subject to the provisions of the Escrow Agreement and the provisions of subparagraph viii. below. The Executive has executed an assignment agreement ("Assignment Agreement"), annexed hereto as Exhibit C, to reflect the obligation of the Executive to transfer the Policies to the Company in such event, and the Assignment Agreement shall be held in escrow by the Escrow Agent. Upon the Executive having attained age sixty (60) without having violated the terms of the Covenant Not To Compete, the Escrow Agent shall return the Policies to the Executive, and the Executive shall hold all right, title and interest in and to the Policies, without regard to the terms of the Covenant Not To Compete, but subject to the New Collateral Assignments described in subparagraph vi. below.

         vi. Pursuant to collateral assignment agreements dated December 12, 1988 and March 18, 1991, the Executive has assigned to the Company an interest in the Policies issued by Security equal to the premiums advanced by the Company. Pursuant to collateral assignment agreements dated June 2, 1988, the Executive has assigned to the Company an interest in the Policies issued by Guardian equal to the premiums advanced by the Company. These agreements are referred to herein collectively as the "Prior Life Insurance Agreements." New collateral assignments have been entered into between Guardian, Security and Canada Life (respectively), the Company and the Executive, copies of which are annexed hereto as Exhibit D ("New Collateral Assignments"). Each provides that the Company shall have an interest in such respective Policies equal to the premiums advanced by the Company. The New Collateral Assignments shall supersede the Prior Life Insurance Agreements.

         vii. During the term of this Agreement and further provided that the Executive does not breach the terms of the Covenant Not To Compete before his attainment of age sixty (60), in the event that the Company fails to make Required Premium payments for the Policies for any calendar year by December 31st of such year (the "Default Date"), the Company's right under any or all of the New Collateral Assignments to be repaid from the cash surrender value of the Policies, in respect of the premiums advanced by the Company to the Executive, shall be reduced by the shortfall (unless otherwise subsequently advanced by the Company) with interest at the rate of seven percent (7%) per annum (without regard to which Policy there is a failure to pay). Such interest shall be calculated from the



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Default Date to the earlier of the (a) date the Company advances Required
Premiums with respect to which there is a shortfall and certifies to the Executive that such payment is being made to make up for the shortfall, or (b) date of withdrawal of premiums advanced by the Company pursuant to the New Collateral Assignment. For purposes of the preceding sentence, the Executive may request a reduction from any Policy of the premiums to be repaid to the Company pursuant to the New Collateral Assignments.

         viii. Any disputes regarding (a) the interpretation and application of this Paragraph F., (b) the Policies and (c) the documents set forth in Exhibits A, B, C and D to this Agreement, except that the Covenant Not To Compete as set forth in Exhibit A shall be included for purposes of this subparagraph viii. only until the Executive attains age sixty (60), which cannot be settled amicably within thirty (30) days after written notice by one party to the other of a dispute (or after such longer period agreed to in writing by the parties), shall thereafter be determined by arbitration in Stamford, Connecticut under the rules of the American Arbitration Association, which shall be the sole remedy for any disputes arising under this Paragraph
F. Judgment on the award rendered in such arbitration may be entered in any court of competent jurisdiction. If there is a dispute relating to any matter under this Paragraph F. which would go to arbitration any action to be taken by a party hereto or the Escrow Agent shall be deferred until the final determination of the arbitration proceedings.

         ix. In the event the Executive breaches the Covenant Not To Compete after attaining age sixty (60), the Company may seek an injunction in a court of competent jurisdiction barring the Executive from breaching the Covenant Not To Compete.


                                   SECTION V

                               BUSINESS EXPENSES


         The Company will reimburse the Executive for all reasonable travel, entertainment, business and other expenses incurred by the Executive in connection with the performance of his duties and obligations under this Agreement.






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                                  SECTION VI

                                  DISABILITY


         A. In the event of disability of the Executive during the Period of Employment, the Company will continue to pay the Executive according to the compensation provisions of this Agreement during the period of his disability. However, in the event the Executive is disabled for a continuous period of six months or more, the Company may terminate the employment of the Executive and make payments to the Executive under Section VIII C. and D. of this Agreement.

         B. During the period the Executive is receiving payments of either regular compensation or disability insurance described in this Agreement, and as long as he is physically and mentally able to do so, the Executive will furnish information and assistance to the Company to undertake assignments consistent with his prior position with the Company and his physical and mental health. During the disability period, the Executive is responsible and reports directly to the Board of Directors. If the Company fails to make a payment or provide a benefit required as part of this Agreement, the Executive's obligation to furnish information and assistance will end.

         C. The term "disability" will have the same meaning as under the disability insurance provided pursuant to this Agreement.


                                  SECTION VII

                                     DEATH


         In the event of the death of the Executive during the Period of Employment, the Company's obligation to make payments under this Agreement shall cease as of the date of death, except as provided in Section VIII C. and
D. of this Agreement. The Executive's designated beneficiary will be entitled to receive the proceeds of any life or other insurance or other death benefit programs provided in this Agreement.






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                                 SECTION VIII

                     EFFECT OF TERMINATION OF EMPLOYMENT;
                           FAILURE TO APPOINT AS CEO


         A. For Cause. If the Executive's employment terminates due to a Termination for Cause, earned but unpaid Base Salary will be paid on a lump sum basis for the year in which the termination occurs. Earned but unpaid Incentive Compensation Awards for any prior years shall be payable in full, but no other payments will be made or benefits provided by the Company, except as otherwise provided in Paragraph D. of this Section.

         B. Failure to Appoint as CEO; Without Cause Termination or Constructive Discharge Before January 1, 2002. Upon the first to occur of (i) a failure by the Company to comply with the requirement of Section II of this Agreement that the Executive will serve as Chief Executive Officer of the Company from and after January 1, 2000 for any reason other than the death, disability, retirement or resignation of the Executive and (ii) a Without Cause Termination or a Constructive Discharge, in each case prior to January 1, 2002, the Company shall immediately provide the Executive (or his estate in the event of his death) with the following described in (x) and (y) below (in addition to any payments or benefits that may be or become due under Paragraphs C. and D. below):

         (x) $25,000,000 in cash, by wire transfer of immediately available funds to one or more accounts designated by the Executive,

         (y) (a) stock options to purchase common stock of the Company with a Black-Scholes value of $12,500,000 on the date of termination, such options to have terms and conditions no less favorable than the most favorable such options granted to any executive of the Company or the Merger Partner during the 12-month period ending on the date of such failure, Without Cause Termination or Constructive Discharge, as applicable; provided, that such options shall be fully vested upon grant and shall remain exercisable for their entire terms without regard to any termination of the Executive's employment,

         b) any stock options granted to the Executive prior to such event (including, without limitation, the Initial Options) shall become fully vested upon such event, notwithstanding anything to the contrary in any applicable stock option agreements, and shall remain exercisable for the remainder



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of their terms without regard to any termination of the Executive's employment,
and

         c) any restrictions on any shares of restricted stock issued to the Executive prior to such event shall lapse upon such event.

         C. Termination of Employment Generally. In the event the Executive's employment with the Company terminates for any reason (including, without limitation, disability, death, resignation or retirement) other than Termination for Cause, the Executive (or his estate in the event of his death) shall be entitled to the following described in (x) and (y) below (in addition to any payments or benefits that may be due under Paragraphs B. and D. hereof):

            (x) $10,000,000 in cash, by wire transfer of immediately available funds to one or more accounts designated by the Executive,

            (y) a) all earned but unpaid Base Salary and Incentive Compensation Awards on a pro rata basis for the year in which such termination occurs,

                  b) any stock options granted to the Executive prior to such termination (including, without limitation, the Initial Options) shall become fully vested upon such termination, notwithstanding anything to the contrary in any applicable stock option agreements, and shall remain exercisable for the remainder of their terms without regard to such termination,

                  c) any restrictions on any shares of restricted stock issued to the Executive prior to such termination shall lapse upon such termination,

                  d) the Company shall immediately contribute to the Escrow Agent (or another escrow agent mutually acceptable to the parties hereto), in a lump sum, all the Required Premiums that would thereafter be payable under
Section IV F.ii., as if the Executive's employment continued through the calendar year in which the Executive would have attained age sixty-one (61), which Required Premiums shall be held pursuant to an escrow agreement mutually acceptable to the parties hereto, with all interest and/or dividends thereon to be paid periodically to the Company, and

                  e) the welfare benefits otherwise provided to the Executive under Section IV D., including without limitation group hospitalization, health, dental care, life insurance and



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disability insurance shall be continued for a period of five years following such termination of employment for the benefit of the Executive and, to the extent applicable, the Executive's spouse.

         D. Termination Generally. Upon the termination of the Executive's employment for any reason, then notwithstanding any provision hereof, all unvested stock options held by the Executive that were granted before the Closing Date and all unvested Initial Options shall become fully vested on the date of such termination and shall remain exercisable for the remainder of their terms without regard to such termination. In addition, upon the termination of the Executive's employment at any time for any reason then notwithstanding any provision hereof but subject to Section XII B.: (i) any restrictions on any shares of restricted stock issued to the Executive prior to the Closing Date shall lapse on the date of such termination; and (ii) any amounts that became payable to the Executive upon the Merger pursuant to
Section 6.1 of the Company's 1996 Executive Retirement Plan (determined without regard to Section 6.2 thereof) but have not previously been paid shall be paid in full.

         E. Definitions. For this Agreement, the following terms have the following meanings:

            i. "Termination for Cause" means termination of the Executive's employment by the Company by written notice to the Executive specifying the event relied upon for such termination, due to the Executive's serious, willful misconduct with respect to his duties under this Agreement (including but not limited to conviction for a felony or perpetration of a common law fraud) which has resulted or is likely to result in material economic damage to the Company and which is not cured (if such breach is capable of being cured) within thirty (30) days after written notice thereof to the Executive.

            ii. "Constructive Discharge" means termination of the Executive's employment by the Executive due to a failure of the Company to fulfill its obligations under this Agreement in any material respect including any reduction of the Executive's Base Salary or other compensation or failure to appoint or reappoint the Executive to, or continue the Executive in, any of the positions required by Section II hereof, or other material change by the Company in the functions, duties or responsibilities of the position which would reduce the ranking or level, dignity, responsibility, importance or scope of the position; or any assignment or reassignment by the Company of the Executive to a place of employment that is more than 15 miles from the city limits of Stamford, Connecticut. The Executive will



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provide the Company a written notice which describes the circumstances being relied on for the termination with respect to the Agreement within ninety (90) days after the event giving rise to the notice. The Company will have thirty
(30) days to remedy the situation prior to the Termination for Constructive Dismissal.

            iii. "Without Cause Termination" means termination of the Executive's employment by the Company other than due to death, disability or expiration of the Period of Employment and other than Termination for Cause.


                                  SECTION IX

                     OTHER DUTIES OF THE EXECUTIVE DURING
                      AND AFTER THE PERIOD OF EMPLOYMENT


         A. The Executive will with reasonable notice during or after the Period of Employment furnish information as may be in his possession and cooperate with the Company as may reasonably be requested in connection with any claims or legal actions in which the Company is or may become a party.

         B. The Executive recognizes and acknowledges that all information pertaining to the affairs, business, clients, customers or other relationships of the Company is confidential and is a unique and valuable asset of the Company. Access to and knowledge of this information are essential to the performance of the Executive's duties under this Agreement. The Executive will not during the Period of Employment or after, except to the extent reasonably necessary in performance of his duties under this Agreement, give to any person, firm, association, corporation or governmental agency any information concerning the affairs, business, clients, customers or other relationships of the Company except as required by law. The Executive will not make use of this type of information for his own purposes or for the benefit of any person or organization other than the Company. The Executive will also use his best efforts to prevent the disclosure of this information by others. All records, memoranda, etc. relating to the business of the Company whether made by the Executive or otherwise coming into his possession are confidential and will remain the property of the Company.

         C. During the Period of Employment and upon a Termination for Cause, for a 12-month period thereafter the Executive will not use his status with the Company to obtain loans, goods or services from another organization on terms that would not



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be available to him in the absence of his relationship to the Company. During such period, the Executive will not make any statements or perform any acts intended to advance the interest of any existing or prospective competitors of the Company in any way that will injure the interest of the Company. During such period, the Executive without express prior written approval from the Board of Directors will not solicit any members of the then-current clients of the Company or discuss with any employee of the Company information or operation of any business intended to compete with the Company.

         The parties desire that the provisions of Section IX are enforced to the fullest extent permissible under the laws and public policies applied in the jurisdictions in which enforcement is sought. If any portion of Section IX is judged to be invalid or unenforceable, Section IX will be amended to conform to the legal changes so that the remainder of this Agreement remains in effect.


                                   SECTION X

                                  RETIREMENT


         The Executive may elect with no less than six (6) months written advance notice to the Company to retire under this Agreement. In the event of retirement, the Period of Employment shall cease as of the retirement date and the Executive shall receive the payments and benefits provided in Section VIII
C. and D. of this Agreement.


                                  SECTION XI

                          INDEMNIFICATION, LITIGATION


         A. The Company will indemnify the Executive to the fullest extent permitted by the laws of the Company's state of incorporation in effect at that time, or certificate of incorporation and by-laws of the Company, whichever affords the greater protection to the Executive. The Executive will be entitled to any insurance policies the Company may elect to maintain generally for the benefit of its officers and directors against all costs, charges and expenses incurred in connection with any action, suit or proceeding to which he may be made a party by reason of being a director or officer of the Company.





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         B. In the event of any litigation or other proceeding between the
Company and the Executive with respect to the subject matter of this Agreement, and the enforcement of the rights under this Agreement, the Company shall reimburse the Executive for all costs and expenses related to the litigation or proceeding including attorney's fees and expenses, providing that the litigation or proceeding results in either settlement requiring the Company to make a payment to the Executive or judgment in favor of the Executive.


                                  SECTION XII

                         EFFECTS OF CHANGE OF CONTROL


         A. In the event there is a Change of Control (as defined below) other than in connection with the Merger, any stock options granted to the Executive prior to such Change of Control shall become fully vested upon such Change of Control and shall remain exercisable for the remainder of their term without regard to any termination of the Executive's employment, and any restrictions on any shares of restricted stock issued to the Executive prior to such Change of Control (whether before or after the Closing Date) shall lapse upon such Change of Control.

         B. i. In the event that the accelerated vesting of the Executive's stock options and restricted stock and/or the payment of benefits to the Executive pursuant to the terms of the Company's 1996 Executive Retirement Plan, in each case upon the consummation of the Merger and/or any payments or benefits that become due under this Agreement as a result of the Executive's voluntary resignation before the six-month anniversary of the Closing Date (the "Merger Payments") would, in the opinion of independent tax counsel selected by the Company and reasonably acceptable to the Executive ("Tax Counsel"), be subject to the excise tax (the "Excise Tax") imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code") (in whole or in part), as determined as provided below, the Merger Payments shall be reduced (but not below zero) until no portion of the Merger Payments would be subject to the Excise Tax. For purposes of this limitation, (a) no portion of the Merger Payments the receipt or enjoyment of which the Executive shall have effectively waived in writing shall be taken into account, (b) only the portion of the Merger Payments which in the opinion of Tax Counsel constitute a "parachute payment" within the meaning of Section 280G(b)(2) of the Code shall be taken into account, (c) the Merger Payments shall be reduced only to the extent necessary so that the Merger Payments would not be subject to the Excise Tax, in the opinion of Tax Counsel, and (d) the value of any noncash benefit or any deferred payment or benefit included in such Merger Payments shall be determined by the Tax Counsel in accordance with the principles of Sections 280G(d)(3) and (4) of the Code. If any reduction in Merger Payments is necessary to satisfy this Paragraph, the Executive shall be entitled, at any time by written notice to the Company, to reduce the amount of any Merger Payment otherwise payable to him (including, without limitation by waiving, in whole or in part, the accelerated vesting under this Agreement of options previously granted Executive), and to select from among the Merger Payments those to be so reduced in order to satisfy the limitations of this Paragraph, and the Company shall reduce the amount of such Merger Payments accordingly. Any options the vesting of which would have otherwise accelerated but for the provisions of this Paragraph shall continue to vest in accordance with their respective terms, and shall, upon such vesting, remain exercisable until the applicable expiration dates contained in the applicable stock option agreements pursuant to which such stock options were granted, whether or not the Executive's employment is terminated.

         ii. If it is established pursuant to an opinion of Tax Counsel or a final determination of a court or an Internal Revenue Service proceeding that, notwithstanding the good faith of the Executive and the Company in applying the terms of this Paragraph B., any Merger Payments paid to the Executive or for his benefit exceeded the limitation contained in Paragraph B. hereof, then the Executive shall pay to the Company, within 60 days of receipt of notice of such final determination or opinion, an amount equal to the sum of (a) the excess of the Merger Payments paid to him or for his benefit over the maximum Merger Payments that should have been paid to him or for his benefit taking into account the limitations contained in this Paragraph B. and (b) interest on the amount set forth in clause (a) of this sentence at the applicable federal rate (as defined in Section 1274(d) of the Code) from the date of his receipt of such excess until the date of such payment; provided, however, that
(x) he shall not be required to make any payment to the Company pursuant to this Paragraph B.ii., (1) if such final determination requires the payment by him of an Excise Tax by reason of any Merger Payment or portion thereof or (2) in the case of the opinion of Tax Counsel, until the expiration of the applicable statute of limitations or a final determination of a court or an Internal Revenue Service proceeding that no Excise Tax is due and (y) he shall only be required to make a payment to the Company pursuant to this Paragraph B.ii. to the extent such payment is deductible (or excludable from income) for federal income tax purposes.

         iii. If it is established pursuant to an opinion of Tax Counsel or a final determination of a court or an Internal Revenue Service proceeding that, notwithstanding the good faith of the Executive and the Company in applying the terms of Paragraph B.i. hereof, any Merger Payments paid to him or for his benefit were in an amount less than the maximum Merger Payments which could be payable to him without such payments being subject to the Excise Tax, then the Company shall pay to him, within ninety days of receipt of notice of such final determination or opinion, an amount equal to the sum of (a) the excess, if any, of the payments that should have been paid to him or for his benefit over the payments paid to him or for his benefit and (b) interest on the amount set forth in clause (a) of this sentence at the applicable federal rate (as defined in Section 1274(d) of the Code) from the date of his non-receipt of such excess until the date of such payment.


         C. i. Anything in this Agreement or in any other plan, program or agreement to the contrary notwithstanding and except as set forth below, in the event that after taking into account any reduction in the Merger Payments required pursuant to Paragraph B. above, it shall be determined that any payment or distribution by the Company to or for the benefit of the Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, including without limitation the Merger Payments as reduced (if required) pursuant to Paragraph B. above, but determined without regard to any additional payments required under this Section XII C.) (a "Payment") would be subject to the excise tax imposed by Section 4999 of the Code, or any interest or penalties are incurred by the Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then the Executive shall be entitled to receive an additional payment (a "Gross-Up Payment") in an amount such that after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments. Notwithstanding the foregoing provisions of this
Section XII C.i., if it shall be determined that the Executive is entitled to a Gross-Up Payment, but that the Payments do not exceed 110% of the greatest amount (the "Reduced Amount") that could be paid to the Executive such that the receipt of Payments would not give rise to any Excise Tax, then no Gross-Up Payment shall be made to the Executive and the Payments, in the aggregate, shall be reduced to the Reduced Amount.

         ii. Subject to the provisions of Section XII C.iii., all determinations required to be made under this Section XII C., including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by Ernst & Young LLP or such other certified public accounting firm as may be designated by the Executive and reasonably acceptable to the Company (the "Accounting Firm") which shall provide detailed supporting calculations both to the Company and the Executive within 15 business days of the receipt of a request therefor from the Executive or the Company. In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change of Control, the Executive shall appoint another nationally recognized accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Gross-Up Payment, as determined pursuant to this Section XII C., shall be paid by the Company to the Executive within five days of the receipt of the Accounting Firm's determination. Any determination by the Accounting Firm shall be binding upon the Company and the Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made ("Underpayment"), consistent with the calculations required to be made hereunder. In the event that the Company exhausts its remedies pursuant to
Section XII C.iii. and the Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of the Executive.

         iii. The Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten business days after the Executive is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which the Executive gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall:

         a) give the Company any information reasonably requested by the Company relating to such claim,

         b) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,

         c) cooperate with the Company in good faith in order effectively to contest such claim, and

         d) permit the Company to participate in any proceedings relating to such claim;

provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section XII C.iii., the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs the Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to the Executive, on an interest-free basis and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

         iv. If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section XII C., the Executive becomes entitled to receive any refund with respect to such claim, the Executive shall (subject to the Company's complying with the requirements of Section XII C.iii.) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section XII C.iii., a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

         v. Except as specifically provided in Paragraph B. above or in this Paragraph C., no provision in any plan, program or agreement (including without limitation the Company's 1996 Executive Retirement Plan and any and all stock option and restricted stock plans and agreements) that may require the Executive to forego or defer any payments or other benefits as a result of their possible treatment as "excess parachute payments" under Section 280G of the Code shall have any application to any payments or other benefits provided pursuant to this Agreement.

     D. A "Change Of Control" shall be deemed to have occurred if (i) a tender offer shall be made and consummated for the ownership of 51% or more of the outstanding voting securities of the Company, (ii) the Company or any subsidiary thereof shall be merged with or into or consolidated with another corporation and as a result of such merger or consolidation less than 75% of the outstanding voting securities of the surviving or resulting corporation shall be owned in the aggregate by the former shareholders of the Company,
(iii) the Company shall sell substantially all of its assets to another corporation which is not a wholly-owned subsidiary of the Company, (iv) a person, within the meaning of Section 3(a)(9) or of Section 13(d)(3) (as in effect on the date hereof) of the Securities Exchange Act of 1934, as amended, shall acquire 25% or more of the outstanding voting securities of the Company (whether directly, indirectly, beneficially or of record), or (v) any other event shall take place that a majority of the Board of Directors of the Company, in its sole discretion, shall determine constitutes a "Change of Control" for the purposes hereof. For purposes hereof, ownership of voting securities shall take into account and shall include ownership as determined by applying the provisions of Rule 13d-3(d)(I)(i) (as in effect on the date hereof) pursuant to the Securities Exchange Act of 1934, as amended.


                                 SECTION XIII

                                  MITIGATION


         The Executive shall not be required to mitigate the amount of any payment provided for hereunder by seeking other employment or otherwise, nor shall the amount of any such payment be reduced by any compensation earned by the Executive as the result of employment by another employer after the date the Executive's employment hereunder terminates.


                                  SECTION XIV

                               WITHHOLDING TAXES


         The Company may directly or indirectly withhold from any payments under this Agreement all federal, state, city or other taxes that shall be required pursuant to any law or governmental regulation.

                                  SECTION XV

                          EFFECT OF PRIOR AGREEMENTS


         From and after the Closing Date, this Agreement shall supersede any prior employment agreement between the Company and the Executive and, subject to the consummation of the Merger, any such prior employment agreement shall be deemed terminated without any remaining obligations of either party thereunder. This Agreement shall not affect or operate to reduce any benefit or compensation inuring to the Executive of a kind elsewhere provided (other than in the Existing Agreement) and not expressly provided in this Agreement.

                                  SECTION XVI

                    CONSOLIDATION, MERGER OR SALE OF ASSETS


         Nothing in this Agreement shall preclude the Company from consolidating or merging into or with, or transferring all or substantially all of its assets to another corporation which assumes this Agreement and all obligations and undertakings of the Company hereunder. Upon such a consolidation, merger or sale of assets the term "the Company" as used herein will mean the other corporation and this Agreement shall continue in full force and effect. Without limiting the generality of the foregoing, except where the context otherwise requires, the term "Company" shall refer to the Company both before and after the Merger.


                                 SECTION XVII

                                 MODIFICATION


         This Agreement may not be modified or amended except in writing signed by the parties. No term or condition of this Agreement will be deemed to have been waived except in writing by the party charged with waiver. A waiver shall operate only as to the specific term or condition waived and will not constitute a waiver for the future or act on anything other than that which is specifically waived.


                                 SECTION XVIII

                                 GOVERNING LAW


         This Agreement has been executed and delivered in the State of Connecticut and its validity, interpretation, performance and enforcement shall be governed by the laws of that state.


                                  SECTION XIX

                                  ARBITRATION

         A. Any controversy, dispute or claim arising out of or relating to this Agreement or the breach hereof which cannot be settled by mutual agreement (other than with respect to the matters covered by Section IX for which the Company may, but shall not be required to, seek injunctive relief) shall be finally settled by binding arbitration in accordance with the Federal Arbitration Act (or if not applicable, the applicable state arbitration law) as follows: Any party who is aggrieved shall deliver a notice to the other party setting forth the specific points in dispute. Any points remaining in dispute twenty (20) days after the giving of such notice may be submitted to arbitration in New York, New York, to Jams/Endispute, before a single arbitrator appointed in accordance with the arbitration rules of Jams/Endispute, modified only as herein expressly provided. After the aforesaid twenty (20) days, either party, upon ten (10) days notice to the other, may so submit the points in dispute to arbitration. The arbitrator may enter a default decision against any party who fails to participate in the arbitration proceedings.

         B. The decision of the arbitrator on the points in dispute will be final, unappealable and binding, and judgment on the award may be entered in any court having jurisdiction thereof.

         C. Except as otherwise provided in this Agreement, the arbitrator will be authorized to apportion its fees and expenses and the reasonable attorneys' fees and expenses of any such party as the arbitrator deems appropriate. In the absence of any such apportionment, the fees and expenses of the arbitrator will be borne equally by each party, and each party will bear the fees and expenses of its own attorney.

         D. The parties agree that this Section XIX has been included to rapidly and inexpensively resolve any disputes between them with respect to this Agreement, and that this Section XIX shall be grounds for dismissal of any court action commenced by either party with respect to this Agreement, other than post-arbitration actions seeking to enforce an arbitration award. In the event that any court determines that this arbitration procedure is not binding, or otherwise allows any litigation regarding a dispute, claim, or controversy covered by this Agreement to proceed, the parties hereto hereby waive any and all right to a trial by jury in or with respect to such litigation.

         E. The parties shall keep confidential, and shall not disclose to any person, except as may be required by law, the existence of any controversy hereunder, the referral of any such controversy to arbitration or the status or resolution thereof.

                                  SECTION XX

                                   SURVIVAL


         Sections IV, V, VI, VII, VIII, IX, X, XI, XII, XIII, XVI, XVIII and XIX shall continue in full force and effect in accordance with their respective terms, notwithstanding any termination of the Period of Employment.


         IN WITNESS WHEREOF, the undersigned have caused the foregoing agreement to be executed as of the date first above written.


                                             CUC International Inc.



                                             By: ________________
                                                 E. Kirk Shelton
                                                 President



                                             ------------------------------
                                                 Walter A. Forbes